Exhibit 99.1

Contact:	Stacey Peterson
Chief Financial Officer
714/241-0303

TTM TECHNOLOGIES, INC. REPORTS FIRST QUARTER 2005 RESULTS

SANTA ANA, CA – May 2, 2005 – TTM Technologies, Inc. (Nasdaq: TTMI), a leading manufacturer of time-critical and technologically advanced printed circuit boards, today reported results for the first quarter of 2005.

First-Quarter Results

First quarter 2005 net sales increased 2 percent to $58.9 million, compared to $57.7 million for the first quarter of 2004.  Sequentially, from the fourth quarter of 2004, net sales were roughly unchanged.

For the first quarter of 2005, quick-turn business represented 21 percent of net sales, compared to 21 percent for the first quarter of 2004 and 21 percent for the fourth quarter of 2004.  While quick-turn volume increased, pricing declined.

Gross margin decreased to 23.0 percent for the first quarter of 2005, compared to 30.0 percent for the first quarter of 2004 and 24.6 percent for the fourth quarter of 2004.  Start-up costs related to the Chippewa Falls expansion in the first quarter of 2005, and pricing pressure affected gross margins.

General and administrative expenses decreased from the year-ago period, but increased sequentially, primarily due to audit fees related to the implementation of Sarbanes Oxley Act Section 404.

TTM posted an operating profit of $6.8 million for the first quarter of 2005, down from $10.4 million for the first quarter of 2004 and $8.2 million for the fourth quarter of 2004.  The decline in gross profit, as described above, was the primary cause.

Net income for the first quarter of 2005 was $4.5 million, or $0.11 per diluted share, compared with $6.8 million, or $0.16 per diluted share, for the fourth quarter of 2004, and $6.5 million, or $0.15 per diluted share, for the first quarter of 2004.  The fourth quarter of 2004 included a $1.2 million, or $0.02 per share, benefit from the reduction of the deferred income tax asset valuation allowance.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the first quarter of 2005 was $9.7 million, compared with $12.8 million for the first quarter of 2004 and $11.0 million for the fourth quarter of 2004.

In the first quarter of 2005, TTM generated cash flow from operations of $5.5 million, enabling it to fund net capital expenditures of $2.7 million, while expanding its cash and short-term investments to a total of $61.9 million.

“Market demand was relatively stable in the first quarter of 2005, albeit with slightly greater than expected pricing pressure,” said Kent Alder, President and CEO of TTM Technologies.  “Internally, we had two factors that temporarily increased costs, which were the start-up of our expansion at the Chippewa Falls facility and Sarbanes Oxley compliance.  The expansion of Chippewa Falls is now running smoothly and has added capacity needed to satisfy customer demand.  In addition, Sarbanes Oxley compliance costs should decline in the second quarter.”

Outlook

For the second quarter of 2005, TTM is estimating revenues of $58 million to $61 million and earnings of $0.10 to $0.12 per diluted share.

Conference Call/Webcast

TTM Technologies, Inc. is a leading supplier of time-critical and technologically advanced printed circuit boards to original equipment manufacturers and electronics manufacturing services companies.  TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.

The company will conduct a conference call to discuss its first-quarter performance and outlook today at 4:30 p.m. Eastern/1:30 p.m. Pacific time.  The call will be simulcast and available for replay until May 9, 2005, on the company’s Web site, www.ttmtech.com.

This release contains forward-looking statements that relate to future events or performance.  These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized.  Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements.  These risks and uncertainties include, but are not limited to, the company’s dependence upon the electronics industry, the company’s dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, the unpredictability of and potential fluctuation in future revenues and operating results, increased competition from low-cost foreign manufacturers, and other “Risk Factors” set forth in the company’s most recent SEC filings.

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TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information

(In thousands, except per share data)

CONSOLIDATED STATEMENTS OF OPERATIONS

	First Quarter		Fourth Quarter
	2005	2004	2004

Net sales	$58,883	$57,696	$59,164
Cost of goods sold	45,345	40,416	44,611

Gross profit	13,538	17,280	14,553

Operating expenses:
Selling and marketing	3,017	3,041	3,082
General and administrative	3,404	3,508	2,989
Amortization of intangibles	300	300	301
Total operating expenses	6,721	6,849	6,372

Operating income	6,817	10,431	8,181

Interest expense	(51)	(120)	(58)
Amortization of debt issuance costs	(13)	(27)	(13)
Interest income and other, net	384	92	394

Income before income taxes	7,137	10,376	8,504
Income tax provision	(2,677)	(3,850)	(1,655)

Net income	$4,460	$6,526	$6,849

Earnings per common share:
Basic	0.11	0.16	0.17
Diluted	0.11	0.15	0.16

Weighted average common shares:
Basic	41,078	40,605	40,897
Diluted	41,784	42,181	41,685

SELECTED BALANCE SHEET DATA

	April 4, 2005	December 31, 2004
Cash and short-term investments	$61,882	$58,538
Accounts receivable, net	36,004	35,778
Inventories, net	9,959	8,993
Total current assets	111,082	106,334
Net property, plant and equipment	52,833	52,174
Other assets	75,765	77,262
Total assets	239,680	235,770

Current liabilities	$22,625	$23,689
Long-term liabilities	—	455
Shareholders’ equity	217,055	211,626
Total liabilities and shareholders’ equity	239,680	235,770

SUPPLEMENTAL DATA

	First Quarter		Fourth Quarter
	2005	2004	2004
EBITDA	$9,683	$12,812	$11,030
EBITA	$7,530	$10,852	$8,905

Gross margin	23.0%	30.0%	24.6%
EBITDA margin	16.4	22.2	18.6
Operating margin	11.6	18.1	13.8

End Market Breakdown:

	First Quarter
	2005	2004

Networking/communications	49.3%	39.7%
High-end computing	25.9	33.7
Industrial/medical	14.3	13.4
Computer peripherals	5.0	7.4
Handheld	2.4	2.4
Other	3.1	3.4

RECONCILIATIONS*

	First Quarter		Fourth Quarter
	2005	2004	2004
EBITA/EBITDA reconciliation:
Net income	$4,460	$6,526	$6,849
Add back items:
Income taxes	2,677	3,850	1,655
Interest expense	51	120	58
Amortization of debt issuance costs	13	27	13
Amortization of intangibles	329	329	330
EBITA	7,530	10,852	8,905

Depreciation expense	2,153	1,960	2,125
EBITDA	$9,683	$12,812	$11,030

* This information provides a reconciliation of EBITA/EBITDA to the financial information in our consolidated statements of operations.

“EBITDA” means earnings before interest expense, income taxes, depreciation and amortization.  “EBITA” means earnings before interest expense, income taxes and amortization.  We present EBITDA / EBITA to enhance the understanding of our operating results.  EBITDA / EBITA is a key measure we use to evaluate our operations.  In addition, we provide our EBITDA / EBITA because we believe that investors and securities analysts will find EBITDA / EBITA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements.  However, EBITDA / EBITA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States.